Exhibit 10.19

THIS AMENDMENT, made and entered into as of July 1, 2005, by and among A. Jay Meyerson (the “Executive”), Aames Investment Corporation (the “Parent Company”), and Aames Financial Corporation (the “Employer”), hereby amends the employment agreement, dated November 3, 2004, by and among the Executive, the Parent Company and the Employer (the “Employment Agreement”).

WHEREAS, pursuant to the terms of the Employment Agreement, the Executive currently serves as President and Chief Executive Officer of the Parent Company,

WHEREAS, the Parent Company and the Employer recognize the Executive’s substantial contribution to the growth and success of the Parent Company and the Employer, desire to make certain changes in the Executive’s employment arrangement with the Parent Company and the Employer, which the Parent Company’s Board of Directors and the Employer’s Board of Directors has determined will reinforce and encourage the continued attention and dedication to the Parent Company and the Employer of the Executive in the best interests of the Company and its shareholders;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                       The Employment Agreement is hereby amended to add a new Section 7, to read in its entirety as follows:

7. Certain Additional Payments by the Employer.

(a)                                  Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Employer (or any of its affiliated entities) or any entity which effectuates a Change in Control (as defined in the Amended & Restated Aames Investment Corporation 2004 Equity Incentive Plan) (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7 (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Parent Employer shall pay to the Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto, and any excise tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the

Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b)                                 Determination. Subject to the provisions of Section 7(a), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Employer as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Executive within fifteen (15) business days of the receipt of notice from the Employer or the Executive that there has been a Payment, or such earlier time as is requested by the Employer (collectively, the “Determination”). Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules, (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer and the Employer shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 7 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (“Underpayment”) or Gross-Up Payments are made by the Employer which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event the amount of the Gross-Up Payment is less than the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the

Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Employer to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Employer. The Executive shall cooperate, to the extent his expenses are reimbursed by the Employer, with any reasonable requests by the Employer in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Parent Company and the Employer have caused these presents to be executed in their names, all as of the Signing Date.

Executive

/s/ A. Jay Meyerson

Aames Investment Corporation

/s/ Pat Gonyea

Aames Financial Corporation

/s/ Pat Gonyea